                                                                     Exhibit 3.4


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION

                                       OF

                           JUNO ONLINE SERVICES, INC.


     Juno Online Services, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify that:

     1. The name of the Corporation is Juno Online Services, Inc.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu thereof the following:

     "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Seven Hundred Twenty Five Million Two Hundred Two Thousand Two Hundred Seventy Three (725,202,273) shares, including Six Hundred Million (600,000,000) shares of Common Stock, $0.01 par value per share, and One Hundred Twenty Five Million Two Hundred Two Thousand Two Hundred Seventy Three (125,202,273) shares of Preferred Stock, $0.01 par value per share, of which Seventy Nine Million Five Hundred Seventy Eight Thousand One Hundred Thirty (79,578,130) shares have been designated Series A Preferred Stock, and Forty Five Million Six Hundred Twenty Four Thousand One Hundred Forty Three (45,624,143) shares have been designated Series B Preferred Stock (including the 3,580,442 shares designated as Series B Prime Preferred Stock)."

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, JUNO ONLINE SERVICES, INC. has caused this Certificate to be signed by Charles Ardai, its President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is the act and deed of the Corporation, this 4th day of March, 1999.




                                          JUNO ONLINE SERVICES, INC.



                                          By:  /S/ CHARLES ARDAI
                                             -----------------------------------
                                              Name:  Charles Ardai
                                              Office:  President